Exhibit 16.1

June 7, 2016

United States Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Waste Connections, Inc.’s (formerly Progressive Waste Solutions Ltd.) Form 8-K dated June 7, 2016, and have the following comments:

1.	We agree with the statements made in the second sentence of the first paragraph, the second paragraph and the first sentence of paragraph four.

2.	We have no basis on which to agree or disagree with the statements made in the first paragraph (other than the statement in the second sentence), the third paragraph or the second sentence of the fourth paragraph.

Yours truly,

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

Member of Deloitte Touche Tohmatsu Limited